UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Wheeling - Pittsburgh Corporation

(Name of Registrant as Specified In Its Charter)

Esmark Incorporated

Bouchard Group, L.L.C.

Franklin Mutual Advisers, LLC

James P. Bouchard

Craig T. Bouchard

Albert G. Adkins

Clark Burrus

C. Frederick Fetterolf

James V. Koch

George Muñoz

Joseph Peduzzi

James A. Todd

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Esmark Incorporated was advised today that holders of shares in the Wheeling-Pitt 401(k) plan may have inadvertently been sent the attached letter dated November 6, 2006. Esmark Incorporated has mailed those holders its previously filed letter dated November 7, 2006 together with the following explanatory note:

We have been advised that you may have received a letter from Esmark dated November 6, 2006. Please read the enclosed letter dated November 7, 2006 which contains updated information regarding what we believe to be some of the inadequacies of the new CSN proposal and the impact of the more difficult steel environment facing companies in the fourth quarter including Wheeling-Pitt’s announcement that it expects to record a loss in the fourth quarter. As you will read, Esmark believes that it has the right board of directors and right plan to fix Wheeling-Pitt.

ACT NOW TO SAVE WHEELING-PITT BY VOTING THE WHITE CARD—by telephone, by Internet, or by signing, dating and returning the WHITE proxy card today!

November 6, 2006

PLEASE VOTE TODAY USING YOUR WHITE PROXY CARD

TO ELECT ESMARK’S NOMINEES AND SAVE WHEELING-PITT!

To Wheeling-Pittsburgh Shareholders:

Over the last few months my brother, Jim Bouchard, and I have had the opportunity to meet with Wheeling-Pitt shareholders, employees and retirees as well as representatives of the Ohio Valley communities to explain our strategy to fix Wheeling-Pitt, including our belief that the combination of Wheeling-Pitt and Esmark would produce a profitable, industry-leading steel company. We are encouraged by the strong public endorsements we have already received for our plan from the United Steelworkers and Tontine Management:

“We believe the Esmark proposal holds the greatest promise for Wheeling-Pitt’s future. In the Union’s view, Esmark’s financial strength, management team and strategic vision will bring a strong commitment to rebuilding WPSC and the communities and steel families in the Ohio Valley.” David McCall, Director USW District, September 19, 2006

“Tontine believes that the Esmark proposal provides the most attractive long-term economic value and ongoing participation opportunity to the current shareholders of Wheeling-Pittsburgh. Accordingly, absent any changes in the facts or dynamics of the process or the current proposals, Tontine has concluded that it will support the Esmark slate of Directors at the Company’s 2006 Annual Meeting.” Jeffrey Gendell in a letter to the Wheeling-Pitt board of directors dated October 27, 2006

There is a reason that so many are rejecting management’s planned merger with a Brazilian steel company. Simply put, such a merger would not fix the systemic problems at Wheeling-Pitt nor would it add value for shareholders. Wheeling-Pitt’s problems are rooted in the company’s management team and the weakness of its board of directors. Having a Brazilian steel company as Wheeling-Pitt’s new owner while leaving its current management team and many of the existing directors in place will not put a dent in Wheeling-Pitt’s problems, and will not, in our opinion, appreciably improve the stock price.

Moreover, “your” board has executed a definitive merger agreement with Companhia Siderurgica Nacional (CSN) which we believe, if consummated, would have a triple dilutive effect on the value of your shares: 1) CSN would be contributing its overvalued assets in return for new shares worth 49.5% of Wheeling Pitt; 2) the transaction would create a foreign ownership minority “discount”; and 3) CSN is controlled by one individual shareholder with over 45% of its stock. Unlike “your” existing board, we don’t believe that becoming a shareholder of a foreign-owned company which will also be at war with the United Steelworkers and its 3000 local members is a plan that will enhance shareholder value.

Wheeling-Pitt’s Board of Directors and Management Team Must Be Replaced to End the Era of

Incompetence and Destruction of Shareholder Value

To put it bluntly, we do not believe that Wheeling-Pitt can survive as a result of the decisions made by CEO Jim Bradley and his group of directors, who have much experience with bankrupt companies and little experience with steel. If you review their resumes, you will see that many of them ran companies that entered or were in bankruptcy under their watch, including Jim Bradley and his management team! Under their failed leadership, the company has accumulated a mountain of debt, has low liquidity and little earning power.

There are three basic requirements for a small regional steel producer like Wheeling-Pitt to be successful: It must have a strong partnership with its union, it must be a low-cost producer, and it must have strong partnerships with a large, diverse and loyal base of customers. Mr. Bradley and his directors have failed to meet each one of these basic requirements.

The United Steelworkers have publicly announced that they will oppose a merger with CSN and use all means at their disposal to fight to protect the rights they earned coming out of Wheeling-Pitt’s last bankruptcy. Consider some of the public statements regarding the deal with CSN:

“The Union will continue to oppose any effort to bring forward the CSN transaction and will use the Successorship provisions of its Collective Bargaining Agreement to block that deal.” USWA Press Release, September 19, 2006

“The Steelworkers Union has demonstrated on occasions too numerous to count that we can be an extraordinarily powerful ally. At the same time, however, the record is equally clear that to have us as an adversary is in no one’s interest.” USWA Press Release, September 21, 2006

On the cost side, under Mr. Bradley’s leadership Wheeling-Pitt has become one of the highest-cost producers of steel in North America, paying more for virtually every category of material and service than its competitors. Wheeling-Pitt’s high costs cause it to have the lowest operating profit per ton among its peers (see chart below based upon second quarter information).

Source: company financial statements.

We believe that the company has wasted approximately $100 million on its failed and ill-planned information technology infrastructure. It has needlessly wasted millions of your dollars on its above-market energy hedging mistakes. Its legal problems – including the Massey Energy contract – have cost shareholders millions of dollars and have caused significant operational problems. The costs associated with the damaged electric arc furnace and other operating mistakes continue to be a significant burden to the company.

On the commercial side, the failures of the current management team and board have been equally disturbing. In our opinion, Wheeling-Pitt cannot benefit from increased hot strip mill production because it does not have a sound commercial growth strategy. Management’s failure to create, communicate and execute a simple business plan each year is impossible to ignore any longer. The board must be held accountable.

Wheeling-Pitt’s Stock Performance Proves That It’s Time For a Change

Ultimately, the key barometer is stock price. The past 18 months have been one of the strongest steel markets in decades. While the price index of Wheeling-Pitt’s peer group rose 70 percent, Wheeling-Pitt’s stock price actually declined by 33 percent – even during a time when the price may have been artificially inflated by takeover speculation! There is no acceptable excuse for this poor performance, and shareholders have every right to hold Wheeling-Pitt’s current management and board accountable. Despite such poor earnings and stock performance, the current board awarded Mr. Bradley and his team with millions of dollars worth of perks and golden parachutes. At a time when Wheeling Pitt had net annual losses, the board awarded Mr. Bradley a $300,000 bonus including for “successful start-up” of the electric arc furnace (EAF) – despite a start-up that was reportedly plagued with unanticipated delays and operational problems.

Esmark Has the Right Slate of Directors and Management Team

to Resuscitate your Company

Esmark has assembled a slate of new directors that is well-equipped to handle the significant challenges facing Wheeling-Pitt and move the company towards prosperity, as opposed to another bankruptcy. If our nominees are elected, their challenge is significant and immediate. The new board would need to oversee the replacement of the existing management team with one that has a proven track record and is experienced in the manufacturing and distribution of steel. Next, the board must quickly consider alternatives for Wheeling-Pitt to fix the cost structure and correct the numerous commercial, legal, financial, technical and operating deficiencies. This must all be done quickly because Wheeling-Pitt is dangerously low in liquidity at a time when its debt burden has risen to a crushing level.

We expect that our nominees would appoint an independent committee of the new board to evaluate strategic alternatives that make sense for Wheeling-Pitt. This committee would evaluate all alternatives, including the proposals made by Esmark and the merger agreement with CSN, and choose the strategy that makes sense for all shareholders – not just the deal that saves Mr. Bradley’s job and inflated salary and bonus.

Our proposed board is composed of individuals who have succeeded at the highest levels of the steelmaking, business, financial, political, municipal and academic worlds. In addition to my brother and me, our slate of directors includes:

•	C. Frederick Fetterolf, former president of Alcoa, the largest metals company in the world

•	James A. Todd, former CEO of Birmingham Steel (now part of Nucor)

•	Albert G. Adkins, former chief financial officer of Marathon Oil and treasurer of US Steel

•	Clark Burrus, the former controller of the City of Chicago, who returned the City to a AA rating and is one of the nation’s most respected African-American businessmen

•	George Muñoz, previously chief financial officer of the U.S. Treasury and CEO of the $18 billion Overseas Private Investment Corp., and one of this country’s most prominent Hispanic executives

•	James V. Koch, President Emeritus of Old Dominion University and the former president of the University of Montana

•	Joseph Peduzzi, a well-regarded investor and risk manager.

These gentlemen are truly independent directors who are not affiliated with Esmark. More detailed biographies of our slate of directors can be found in our proxy statement filed with the Securities and Exchange Commission (SEC). We invite you to compare the credentials of our proposed directors with the current board members at Wheeling-Pitt. The difference is striking.

Esmark’s Strategy is the Same Strategy that Has Turned Other

Troubled Steel Companies Around

The Esmark strategy is to convert your investment from stock in an old and troubled integrated steel producer into an investment in a well-managed and rapidly growing steel processor, EAF converter and distribution company.

The financial logic is simple: EAF producers, converters, and distributors all enjoy higher multiples than integrated steel producers. Steel distribution companies have less risk, less volatility of earnings and, over the past two decades, a much higher return on equity invested than steel mills.

The industrial logic is even more compelling. Combining distribution with production is the business model practiced in most of the world outside the United States. It is the norm in Europe where, for example, Arcelor owns Pum, the world’s largest service center. It is the norm in Asia, where the Japanese have cross-equity holdings in mills and service centers. We believe this regional model has proven successful, more consistent, and is highly efficient versus the tired steel model employed in the United States.

Wheeling-Pitt Would Be Led By a Seasoned Steel Industry CEO

with Proven Turnaround Experience

Successfully turning around a steel mill and designing a commercial and operations planning strategy that combines steel production with steel distribution is nothing new to Esmark’s Chief Executive Officer, Jim Bouchard. While at U.S. Steel in 2000, Jim restructured operations planning, transportation and all commercial operations of the regional 2.8 million ton bankrupt Slovakian National Steel Company in Kosice, Slovakia. The mill in Kosice had problems on a much larger scale than those of Wheeling-Pitt but contained a profitable service center and downstream business unit within the company.

Instead of shutting down this business unit/ service center, Jim expanded the US Steel-Kosice distribution assets, added outside processing, increased electrical, tin, and pre-painted sales in the worst steel market in the last 25 years (2000-2002). During this difficult period under Jim’s leadership, US Steel Kosice increased shipments from 2.8 million to 3.5 million tons. In a short period of time, the mill in Kosice became U.S. Steel’s most profitable asset. To this day, this asset reportedly earns over $400 million per year for U.S. Steel.

My brother Jim and I would not propose to contribute our profitable family steel company, with replacement value of over $400 million of assets as partial consideration to the proposed merger if we didn’t think we could turn Wheeling-Pitt around. We have previously said we are so confident in our plan that we will each work for $1 in salary through 2008 with the balance of our compensation in stock. Compare this to fact that the CEO and the President of Wheeling have cash compensation totaling in excess of $1.2 million.

Esmark’s Plan is the Right Framework for Wheeling-Pitt’s Reconstruction

To be successful, we will restructure the cost base of Wheeling-Pitt by converting it to a mill that looks more like Steel Dynamics and CSI combined with a massive base of loyal customers. This means we will overhaul both its commercial structure and its weak balance sheet. Under Jim and my leadership, we have prepared ourselves to begin the process upon the election of our nominees.

• We have recruited a world-class Executive Management team to replace current Wheeling-Pitt executive management. All have served as successful executives with experience gained at the largest and most successful steel mills in the world. Steel-making would be led by John Goodwin. John has extensive experience in the steel industry and successfully turned around Mon Valley for U.S. Steel, as well as U.S. Steel Gary Works, the largest steel mill in the United States. John also served as CEO of Beta Steel and COO of ISG.

• We have publicly announced that Steel Dynamics will be our technical partner on the EAF and together we will endeavor to develop new technology. Steel Dynamics is in our opinion the finest operator of EAF technology in the world. Currently Wheeling-Pitt’s integrated mill personnel are struggling with its EAF technology. They need assistance from a seasoned EAF producer to optimize this strategic asset. Steel Dynamics is a major supplier of steel to Esmark’s distribution and converter groups.

• We have publicly announced an agreement in principle for a long-term partnership with Duferco International and Industrial Union of Donbass (ISD) that would provide us with up to 1.4 million metric tons of slabs per year. This supply arrangement should extend 6 years with a provision for automatic renewal thereafter. Dueferco is one of the largest importers and users of slabs in America, and ISD is a Ukrainian-based, low-cost producer of slabs in the global market. This transaction will allow us to shut down the Wheeling-Pitt blast furnace, while increasing production through the hot strip mill. We estimate the potential effect of this agreement on the EBITDA of the company to build to a positive $100 million per year. We have 60-day “safety stock” financing terms lined up on our importing relationships and therefore have excellent working capital arrangements.

And if the newly elected board of directors and the Wheeling-Pitt shareholders agree with us that a combination between Esmark and Wheeling-Pitt is the right course, then:

• We have arranged for a $350 million credit facility for the combined company to be led by JPMorgan Chase Bank, N.A. Our targeted level of liquidity at closing of a combination of the two companies is $300 million. If Wheeling-Pitt combines with Esmark, it will not have to operate on a hand to mouth financial basis. Importantly, with the closing of our transaction the combined company will have a balance sheet that is more equity than debt.

• We will propose to the new board a $200 million rights offering backstopped by our largest investor, Franklin Mutual Advisers, LLC. This represents fresh capital in the company, and an opportunity for existing investors to reduce dilution and participate with us in the upside of our strategy. We want shareholders to help us in rebuilding this company and creating an exciting new leader in the US steel industry.

• Finally, we will continue to expand our customer base of more than 2,000 steel-buying customers in the Midwest. Our customer base buys all of the products produced at Wheeling-Pitt and any assertion by Jim Bradley that this would not be a big plus for the company is ludicrous. After recent acquisitions Esmark has run rate revenues today of $650 million and we have no long-term debt. Our pretax income in 2006 will be approximately $30 million on actual 2006 revenues of $500 million. The Esmark run rate is higher because of recently completed acquisitions.

The White Card is the Right Card:

Act Now to Save The Value of Your Investment in Wheeling-Pitt

Mr. Bradley is fond of saying that he “sees” no synergy between Wheeling-Pitt and our well-managed and fast growing company that has 2,000 loyal steel buying customers behind it. He doesn’t “see” why a steel producer would want to link up with a successful steel distributor. His visionary skills remind me of another Chairman of the Board: Tom Watson, who was the Chairman of IBM in 1943. Tom Watson is reported to have once said, “I think there is a world market for maybe five computers.” Like Mr. Watson, Mr. Bradley has badly missed the mark. IBM started building its future after the departure of Mr. Watson. Wheeling-Pitt will be able to do the same upon the departure of Mr. Bradley and his failed team.

Help us save Wheeling-Pitt by electing an experienced and dynamic board of directors who will rebuild this once-proud company. Please VOTE for the nominees on the enclosed WHITE proxy card, as well as for proposals Nos. 3, 4 and 5.

Throw the Gold proxy card away – it is a vote for Jim Bradley and his objectionable merger with CSN. If you have already voted the Gold Card, you can and should change your vote by using the WHITE proxy card. ACT NOW TO SAVE WHEELING-PITT BY VOTING THE WHITE CARD—by telephone, by Internet, or by signing, dating and returning the WHITE proxy card today!

Sincerely,

Craig T. Bouchard
President and Chief Financial Officer
Esmark Incorporated

Esmark has previously filed its definitive proxy statement with the SEC and has mailed its definitive proxy statement and WHITE proxy card to Wheeling-Pittsburgh shareholders. Shareholders are strongly advised to read the definitive proxy statement and other related documents, as they contain important information. Copies of the definitive proxy statement are available free of charge at the SEC’s website at http://www.sec.gov or by contacting Esmark’s proxy solicitor, Innisfree M&A Incorporated, at its toll-free number (888)750-5834.

Esmark has not sought or obtained consent of any third party to the use of previously published information as proxy solicitation material.

YOUR VOTE IS IMPORTANT!

If your shares are held in your own name, please follow the easy directions on the enclosed WHITE proxy card to vote today—by telephone, by Internet, or by signing, dating and returning the WHITE proxy card.

If your shares are held in “Street-Name,” only your broker or bank can vote your shares and only upon your specific instructions. Please follow the simple directions on the enclosed WHITE proxy card to instruct your bank or broker today—by telephone, by Internet or by signing, dating and returning the WHITE card in the postage-paid envelope provided. Please also contact the person responsible for your account to ensure that a WHITE proxy is voted on your behalf.

Do not sign any Gold proxy card you may receive from Wheeling-Pitt.

If you have any questions, or need assistance in voting your shares, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (888) 750-5834

Banks and Brokers call collect: (212) 750-5833